Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-124153) and Form S-8 (File Nos. 333-411113-99, 333-76424, 333-84426, 333-103761, 33-125199) of Puget Energy, Inc. and on Form S-3 (File No. 333-124153-01) of Puget Sound Energy, Inc. of our reports dated February 27, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Puget Energy, Inc. and Puget Sound Energy, Inc., which appear in this combined Form 10-K.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 27, 2006